PRESS RELEASE

Playlogic Entertainment, Inc. Holds Annual Shareholders Meeting

06/12/2009

Playlogic Entertainment, Inc. Holds Annual Shareholders Meeting

Amsterdam, June 12th, 2009 - Today, Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) an independent worldwide publisher of entertainment software, held its annual Meeting of Shareholders in Amsterdam. 667% of the shareholders were represented. Topics of the meeting included; re-election of the board of directors, a report of past year performance, current developments and general outlook for the year 2009.

A full-year 2009 financial outlook was given during this meeting. In 2008 Playlogic released 9 SKU’s, for 2009 the company expects to release 26 SKU’s.

Net revenue is expected to be in the range of $30 - $40 million.

As previously communicated, the financial outlook for 2009 net profit is $5.5mio to $7.5mio ($0.12 to $0.17 per share).

In following the market developments, Playlogic continues to shift its focus towards console games as opposed to PC titles, executing a renewed 3-year strategy.

The company presented its new sales office in Minneapolis, United States of America.

The company is currently negotiating the restructuring of the current short term debt into a long term facility.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 12 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Loana Leatomu

T: +31 20 676 03 0
E: lleatomu@playlogicint.com

For further information about Playlogic, the games it publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com